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                                                                   EXHIBIT 99.1

                COMBIPATCH ACQUIRED BY NOVOGYNE PHARMACEUTICALS


MIAMI, FL, APRIL 2, 2001 -- Noven Pharmaceuticals, Inc. today announced that the U.S. marketing rights to the CombiPatch(TM) combination hormone replacement patch have been acquired by Novogyne Pharmaceuticals, a women's health company jointly owned by Noven and Novartis Pharmaceuticals Corporation. Novogyne will market and sell CombiPatch(TM) (estradiol/norethindrone acetate transdermal system), the only combination estrogen/progestin patch in the U.S., together with Vivelle(R) (estradiol transdermal system) and Vivelle-Dot(TM) (estradiol transdermal system).

Novogyne acquired the rights to CombiPatch as part of a series of transactions involving Novogyne, Noven, Novartis and Aventis Pharmaceuticals, the U.S. pharmaceuticals business of Aventis Pharma AG. The purchase price consists of a $25 million up-front payment, followed by four quarterly installments of $10 million, payable beginning in the second quarter of 2001. As part of the transaction, Noven received $3.5 million from Aventis, which amount will be reported as revenue over ten years beginning in the first quarter of 2001.

In a related transaction, Novartis Pharma AG acquired the development and marketing rights to future generations of the combination hormone replacement patch in all markets other than Japan, and Novogyne expects to sublicense the U.S. rights to these product


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improvements. Noven will manufacture CombiPatch and any future combination HRT products, and will supply the products to Novogyne and to Novartis.

Noven also announced that it had re-acquired from Aventis the exclusive rights to develop, manufacture and market single-entity progestin patches for HRT and combination estrogen/progestin patches for contraception.

"CombiPatch will further strengthen Novogyne's women's health franchise and is a perfect complement to Vivelle and Vivelle-Dot -- Novogyne's estrogen-only skin patches," said Robert C. Strauss, President of Novogyne and President, CEO and Co-Chairman of Noven. "With the addition of CombiPatch, the Novogyne sales force now offers the most advanced and complete transdermal HRT portfolio in the United States."

Mr. Strauss added: "Today's transactions also assure that future improved versions of Noven's combination patch will be in the hands of trusted business partners with the resources necessary to maximize their success in the U.S. and abroad. In addition, Noven has re-acquired rights to develop its own progestin and contraceptive patches, which may further diversify Noven's product line in the years to come."

In separate news released concurrently, Noven announced that the filing of a New Drug Application for its transdermal methylphenidate system would be delayed. That press release can be retrieved at www.noven.com.

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ANALYST CONFERENCE CALL

A telephone conference among management and equity analysts relating to Noven's CombiPatch and methylphenidate patch announcements will be broadcast live via the Internet at www.noven.com beginning at 10:00 a.m. Eastern time this morning, April 2. Thereafter, a rebroadcast of the call will be accessible at the same web site. For those without Internet access, a taped replay of the conference call will be available by telephone from April 2 at 1:30 p.m. until April 4 by calling 800-475-6701 (from within the U.S.) or 320-365-3844 (from outside the U.S.) and entering the access code 580459.


ABOUT NOVEN

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leader in the development of transdermal and transmucosal drug delivery systems and technologies. Noven has developed and presently manufactures a series of leading-edge products, including the world's smallest estrogen transdermal delivery system and the United States' only combination estrogen/progestin transdermal delivery system. With a wide range of additional products in development, Noven is committed to becoming the world's premier developer, manufacturer, and marketer of transdermal and transmucosal drug delivery systems. For more information on Noven, please visit www.noven.com.

Forward looking statements contained in this release are qualified by and subject to the risks and uncertainties specified in Noven's most recent filings with the Securities and Exchange Commission and in its press releases and public conference calls, in addition to the risk that Novogyne may require additional capital from its owners to fund future purchase price installments and/or to fund operations, that CombiPatch may not be commercially successful as a Novogyne product due to the emergence of competition or otherwise, that under the terms of the transaction Novogyne may not acquire the U.S.


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marketing rights to product improvements and that combination HRT patch enhancements and progestin and contraceptive patches may not be successfully developed or commercialized.



INVESTOR & MEDIA CONTACT:

Joseph C. Jones
Vice President, Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916